Exhibit 10.11

RECORDING REQUESTED BY AND
WHEN RECORDED MAIL TO:

Debe Thomas
Bryan Cave LLP
1700 Lincoln St., Suite 4100
Denver, CO  80203

ROYALTY AGREEMENT AND OPTION

(Apache County Land & Ranch)

THIS ROYALTY AGREEMENT AND OPTION (“Royalty Agreement”), dated as of April 29, 2014, is made by and between Apache County Land & Ranch, LLC, a Nevada limited liability company (the “Company”), and Grandhaven Energy, LLC, a Wisconsin limited liability company (“Grandhaven”) (sometimes referred to collectively, as the “Parties,” and individually, as a “Party”) with reference to the following facts and intentions:

RECITALS

A.                                    The Company is a wholly-owned subsidiary of Prospect Global Resources, Inc., a Delaware corporation (“Prospect”);

B.                                    The Company owns the land and other real property interests that are described on the attached Exhibit “A;”

C.                                    Effective as of November 22, 2011, Prospect and Grandhaven entered into that certain Potash Royalty Purchase and Sale Agreement (the “Purchase Agreement”) whereby Prospect agreed to sell, and Grandhaven agreed to purchase, certain royalties and overriding royalties (the “Royalty Interest”) in the land and other real property interests described on Exhibit “A” and other lands and real property interests owned by American West Potash, LLC, a Delaware limited liability company and wholly-owned subsidiary of Prospect (“AWP”), including lands owned by the State of Arizona for which AWP holds potash exploration permits (“State Lands”);

D.                                    Prospect and certain of its affiliates, including the Company, AWP and The Karlsson Group, Inc., an Arizona corporation (“Karlsson Group”), are parties to a Membership Interest Purchase Agreement dated as of May 30, 2012 and related security instruments, including a deed of trust, security agreements, and pledge agreements dated as of August 1, 2012, as amended and extended (the “Karlsson Group Transaction”);

E.                                     At various times since execution of the Purchase Agreement, Prospect, AWP and the Company have requested that Grandhaven defer or extend the closing under the Purchase Agreement in order to accommodate certain amendments and extensions of the Karlsson Group

Transaction.  Grandhaven gave notice of the closing under the Purchase Agreement on February 7, 2014.  The closing was to occur within two business days after the notice under the Purchase Agreement, but has not yet occurred, despite such notice.  The deferrals and extensions of the closing have benefitted Prospect, AWP and the Company;

F.                                      AWP has not yet received any state potash leases on the State Lands, and Grandhaven has elected to receive an additional 1.1% royalty interest and overriding royalty interest (for a total of 2.10%) in the land and other real property interests described on Part I of Exhibit “A” in substitution for its Royalty Interests in the State Lands, as provided in the Purchase Agreement, with an option as described in Section 3.e below to later exchange some or all of such substitute interests for interests acquired by the Company or its Affiliates (as defined below) after the date of this Royalty Agreement;

G.                                    The Company, AWP and Prospect have requested that Grandhaven elect to receive its Royalty Interest and substitute royalty interests and overriding royalty interests in the same form as the royalty interests to be received by Karlsson Group under the Karlsson Group Transaction, including by receiving royalty interests and overriding royalty interests in the Company’s lands and other real property interests described on the attached Exhibit “A;”

H.                                   On                           , 2014, the Parties and AWP entered into a Closing Agreement (the “Closing Agreement”) providing additional terms for the closing under the Purchase and Sale Agreement, including the substitution of royalty interests described above;

I.                                        Upon the terms and conditions set forth in this Royalty Agreement, the parties intend to hereby to further amend the Purchase Agreement, to cause the obligation to pay the Royalty to be recorded or filed in the public records as a Royalty Agreement, and from and after the Effective Date (as defined below) to cause the Royalty Interests purchased by Grandhaven  under the Purchase Agreement to be paid in the form of the Royalty described below from the Apache Lands (as described below).

J.                                        The Parties intend that this Royalty Agreement shall only become effective when it is recorded in the official records of Apache County, Arizona (the “Effective Date”), which shall not occur until the earlier of (1) the date of repayment of the Senior First Priority Secured Promissory Note, dated as of August 1, 2012 (“Note”), from Prospect to Karlsson Group; and (2) June 30, 2014.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

AGREEMENT

1.                                      Recitals Incorporated.  The foregoing Recitals are incorporated herein by reference.

2.                                      Definitions.

a.                                      “Affiliates” shall mean collectively (i) Prospect, AWP and Prospect Global Resources, Inc., a Nevada corporation; (ii) any other person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company or any of the foregoing Affiliates; (iii) any joint venture to which the Company or any of the foregoing Affiliates is a party; and (iv) any successor or assign of the Company or any of the foregoing Affiliates, but as to clauses (iii) and (iv) solely to the extent that such joint venture, successor or assign acquires the interests of the Company or any of the other foregoing Affiliates in the Authorized Minerals.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

b.                                      “Authorized Minerals” shall mean all potash and rock salt naturally occurring within potash deposits which is known to exist or which is hereafter discovered to exist in and under the Apache Lands (defined below) and is extracted, mined, processed or produced by underground mining, solution mining or other mining methods and sold from the lands and real property interests that are more particularly described as the Apache Lands, whether now existing or hereafter developed or invented, and with respect to Exchanged Royalty Interests (as defined in Section 3.e below) shall include without limitation any and all such minerals that are mined, extracted, processed or produced and sold from or as a result of any permit, lease or mineral lease issued in favor of the Company or any of its Affiliates by the Arizona State Land Department or by any other landowner.

c.                                       “Apache Lands” means the land and other real property interests legally described on Parts I and II of Exhibit “A” attached hereto, as such Apache Lands may be modified pursuant to the provisions of Section 3.e below.

d.                                      “Gross Sales” shall mean a sum calculated based on tons of Authorized Minerals actually sold during a calendar quarter at the actual average quarterly per ton sales price received by the Company during such calendar quarter on a weighted basis, whether such sales are made pursuant to purchase orders, off-take agreements or otherwise.  In the case of sales of Authorized Minerals sold under non-arm’s length contracts, “Gross Sales” shall mean the fair market value of such Authorized Minerals without deduction for any costs, expenses, liabilities or obligations paid or incurred by the Company other than transportation from the point of shipment to market at the mine (but not intra-mine transportation costs).  In the event of a sale made pursuant to a long-term contract where a deposit is made, such deposit shall be treated as a Gross Sale.

e.                                       “Potash Sharing Agreement” means that certain Potash Sharing Agreement dated as of July 27, 2011, among the Company, James Marlin Gale, Evelyn W. Lucking, David Glen Spurlock, Ransom Theodore Spurlock, Robert H.W.W. Spurlock, Vincent Pride Spurlock, Nancy Elizabeth Winn (collectively, the “SL Group”), American General Life Insurance Company, a Texas corporation (“AIG”) and Pap and Pop Family Ltd., a Texas limited partnership, and 3MKJ LP, a Texas limited partnership (collectively, the “Hortenstine Group”).

3.                                      Grant of Royalty.

a.                                      In accordance with the terms and conditions of the Purchase Agreement as amended the Closing Agreement and this Royalty Agreement the Company has granted, sold and conveyed and by these presents does grant, sell and convey unto Grandhaven the following royalties and overriding royalties (collectively the “Royalties”) (i) an undivided two and one tenths percent (2.10%) of one hundred percent (100%) of the Gross Sales of all Authorized Minerals saved, produced and sold by the Company from that portion of the Apache Lands described in Part I of Exhibit “A,” plus (ii) an undivided one percent (1.00%) of one hundred percent (100%) of the Gross Sales of all Authorized Minerals saved, produced and sold by the Company from that portion of the Apache Lands described in Part II of Exhibit “A,” plus (iii) an amount equal to ten percent (10%) of all amounts received by the Company from HNZ Potash, LLC, a Delaware limited liability company (“HNZ”) pursuant to the Agreement dated April 23, 2012 by and between HNZ and AWP (the “HNZ Royalties”), a memorandum of which is recorded as document #2012-002323 of the records of Apache County, Arizona.

b.                                      Any Royalty that becomes payable pursuant to this Royalty Agreement shall be pari passu with payment of the following obligations: a royalty of not more than 1% of the Company’s Gross Sales of Authorized Minerals to Buffalo Management LLC, a royalty of not more than 3% of the Company’s Gross Sales of Authorized Minerals to Karlsson Group (the “Karlsson Royalty”), and the Company’s obligations to the SL Group, AIG and the Hortenstine Group under the Potash Sharing Agreement (collectively, the “Other Royalty Holders”).

c.                                       The Royalty shall be calculated quarterly as of the last day of March, June, September and December; provided, however, that a Royalty, if any, paid upon written off receivables shall be credited to the next calendar quarter.  Royalty payments for each preceding calendar quarter shall be paid in arrears within forty-five (45) days of the end of each of June, September, and December and within ninety (90) days of the end of each March, by the Company to Grandhaven.

d.                                      The Royalty shall be paid in U.S. dollars, without demand, notice, setoff or reduction, by wire transfer in good and immediately available U.S. funds to such account or accounts as the Grandhaven may from time to time designate in writing.

e.                                       The Company may, in the good faith exercise of its reasonable discretion, modify and amend its existing leases applicable to the Apache Lands and release portions of the Apache Lands (the “Released Areas”) from such leases and/or replace such Released Areas with other real property owned by the applicable lessors (the “Replacement Areas”) on which the Company will in the immediate future conduct mining of Authorized Minerals and in connection therewith shall add any such Replacement Areas to the Apache Lands and remove any such Released Areas from the Apache Lands; provided that no such amendment or modification shall reduce, diminish or otherwise adversely affect Grandhaven’s Royalty without Grandhaven’s prior written consent, which may be withheld by Grandhaven in its sole and absolute discretion.  The Company hereby grants to Grandhaven, its successors and assigns, for a period of 20 years after the date of this Royalty Agreement (the “Option Period”), the irrevocable right and option to exchange up to 1.1% of the Royalty granted under Section 3.a(i) for an equal percentage of Gross Sales of all Authorized Minerals sold by the Company from any lands or other real property interests hereafter acquired by the Company or its Affiliates (whether owned, or leased or held pursuant to any other agreement), and are located in any lands that are not described in Part I of Exhibit “A” and are located within the townships described in Exhibit “B” hereto (collectively, the “Additional Lands”), which may include private, federal, tribal or Arizona state lands and interests (the “Exchanged Royalty Interests”); provided, however, that Grandhaven’s royalty from the Exchanged Royalty Interests shall not have priority over and shall be paid only in pari passu with payment of any Karlsson Royalty from the Additional Lands;  that Grandhaven shall cooperate with the Company and with Karlsson in order to effect that outcome; and that Karlsson shall be a third party beneficiary of Grandhaven’s obligations in this sentence.  Grandhaven shall have the right to select the percentage of such Exchanged Royalty Interests, the lands in which such Exchanged Royalty Interests are granted, and the percentage of the Royalty and the lands in Part I of Exhibit “A” exchanged for such Exchanged Royalty Interests.  Grandhaven may elect to receive one or more assignments and conveyances of Exchanged Royalty Interests during the Option Period.  Within ten business days after any notice by Grandhaven of such election, Grandhaven shall assign and convey to the Company its interest in the Royalty Interests so exchanged, free and clear of any lien or encumbrance arising by, through or under Grandhaven, and the Company shall assign and convey to Grandhaven the Exchanged Royalty Interests on the same terms and conditions of this Royalty Agreement free and clear of any lien or encumbrance arising by, through or under Grandhaven (other than any royalty interest of the Other Royalty Holders in such lands and interests as limited by Section 3.b).  Without limiting the foregoing, if the Arizona State Land Department refuses to consent to the assignment of any Royalty or requires any reduction of or imposes any condition on the Royalty assignment as a condition of approving an assignment of Royalty on State Lands or approving any royalty reduction or other action with respect to lease or other agreement covering State Lands, Grandhaven shall have the option to exchange the affected Royalty for Exchanged Royalty Interests.

f.                                        Concurrently with each quarterly payment, the Company shall cause to be provided to Grandhaven (i) a quarterly statement setting forth for that quarter the finished tons of all Authorized Minerals, the Company’s Gross Sales and the HNZ Royalties received by the Company, (ii) the payments made to the Other Royalty Holders; and (iii) the calculation of the Royalty payable to Grandhaven.

g.                                       In addition to the quarterly statements, within ninety (90) days after the end of each March, the Company shall provide an audited annual report of all of its operations consisting of a summary of the preceding year’s activities with respect to the Apache Lands insofar as those activities are relevant to the calculation of the Royalty.

h.                                      The following events shall be deemed to be “Reportable Events:” (i) the acquisition of an interest in any land or other real property interests by the Company or any of its Affiliates; (ii) the release of any Released Areas and the acquisition of any Replacement Areas; (iii) any modification to the Potash Sharing Agreement or any other lease, license, permit or other agreement pertaining to Authorized Minerals, whether now existing or hereafter acquired, whether in the name of the Company or any of its Affiliates (collectively, the “Underlying Agreements”), and any material notices (including claim of any default) given or received under any of the Underlying Agreements; and (iv) any change of an operator that is engaged in extracting, mining, processing or producing Authorized Minerals (an “Operator”).  Within thirty

(30) days after each Reportable Event the Company shall provide Grandhaven with a reasonable written description of the event.

i.                                          Any Royalty payment that is not paid when due shall accrue interest at an annual rate equal to the prime rate as published in the Wall Street Journal plus 5%, compounded monthly, which shall be payable on demand.

j.                                         Nothing herein shall be deemed to create any ownership interest (other than the Royalty) of Grandhaven in the Authorized Minerals or the Apache Lands or in any other real property owned, leased, or otherwise subject to a license, permit or other agreement benefitting the Company.

k.                                      The Company shall comply with all obligations under the Underlying Agreement at all times in order to maintain the Underlying Agreements in good standing and avoid any default thereunder, including by timely performing all work required under the Underlying Agreements, and timely paying all rental fees, advance royalty payments, royalty payments, payments in lieu of work expenditures, and other payments required the terms of the Underlying Agreements or by applicable law.

l.                                          If, by reason of failure to use best mining practices or negligence on the part of the Company or another Operator, Authorized Minerals are lost or wasted, or rendered economically unrecoverable, the Company shall be obligated to pay Grandhaven the Royalty thereon to the same extent as if such Authorized Minerals had been mined or processed utilizing best mining practices, and settlement shall be made on the basis of independent estimates obtained by the Company and approved by Grandhaven of the tonnage, grade and recovery rate of Authorized Minerals so lost, wasted or rendered economically unrecoverable

4.                                      Representations and Warranties.  The Company hereby represents and warrants to Grandhaven that as of the date of this Agreement (a) the Company is duly formed, validly existing and in good standing and has all requisite power and authority to enter into and perform its obligations under this Royalty Agreement; (b) the consummation of the transactions contemplated by this Royalty Agreement will not violate nor be in conflict with any provision of the Company’s certificate of formation, limited liability company agreement, or any agreement or instrument, to which the Company is a party or is bound, or any judgment, decree, order, writ, injunction, statute, rule or regulation applicable to the Company; (c) the execution, delivery and performance of this Royalty Agreement, and the transactions contemplated hereby, have been duly and validly authorized by all requisite action on the part of the Company; (d) neither the Company nor any of its Affiliates except AWP owns any land, leasehold interest, license or permit for the use of lands for the extracting, mining or processing of Authorized Minerals; and (e) the Company is in compliance in all material respects with all material requirements of applicable law.

5.                                      Books and Records/Inspection.  The Company shall, and shall cause any Operator that enters into an agreement with the Company or any of its Affiliates, to permit Grandhaven and any of its authorized representatives, at Grandhaven’s cost and expense, to inspect the Company’s and such Operator’s financial accounting records (including without limitation, any records and data that are maintained electronically), and in conjunction with such inspection to make copies and take extracts therefrom and to discuss with the Company and such Operator the calculations of the Royalty and Gross Sales; provided, however that such inspection shall take place at reasonable times during normal business hours and not more often than once per calendar quarter.  The Company shall cause that all of its books and records and those used by any such Operator to calculate the Royalty and Gross Sales to be kept according to the U.S. generally accepted accounting principles consistently applied.  In the event that any Affiliate conducts mining operations on the Apache Lands to extract, mine, process or produce and sell Authorized Minerals said Affiliate shall also comply with the terms of this Section 5.  Grandhaven and its representatives shall, at their sole risk and expense, upon reasonable advance notice to the Company, have access during normal business hours once in each calendar year (which limitation shall not apply if the Company is in default hereunder or to access in connection with a prospective purchaser of Grandhaven’s interest) to all operations conducted by or on behalf of the Company on or related to the Apache Lands for the purposes of viewing or inspecting the same, provided that Grandhaven and its representatives shall not unreasonably interfere with such operations.

6.                                      Other Important Terms.

a.                                      Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.a):

If to Grandhaven:	Grandhaven Energy, LLC 730 17th Street, Suite 800 Denver, Colorado 80202 Attention: Conway J. Schatz Vice President Facsimile: (303) 571-1221 Email: cjs@hexagoninc.com

with a copy, which shall not constitute notice, to:	Bryan Cave LLP 1700 Lincoln Street, Suite 4100 Denver, CO 80203 Facsimile 303-866-0200 Email: jim.cress@bryancave.com Attention: Mr. Jim Cress

If to the Company or Prospect:	Prospect Global Resources, Inc. 1621 18th Street, Suite 260 Denver, CO 80202 Facsimile: 720-294-0402 Email: DBarber@prospectGRI.com Attention: Mr. Damon Barber

with a copy, which shall not constitute notice, to:	Eisner, Kahan & Gorry, P.C. 9601 Wilshire Boulevard, Suite 700 Beverly Hills, CA 90210 Facsimile: 310-855-3201 Email: meisner@eisnerlaw.com Attention: Mr. Michael Eisner

b.                                      Construction; Representation by Counsel.  The Parties acknowledge and agree that they have been represented and advised by counsel in connection with the negotiation and preparation of this Royalty Agreement, and this Royalty Agreement shall be deemed to have been drafted jointly by the Parties, notwithstanding that one Party or the other may have performed the actual drafting hereof.  This Royalty Agreement shall be construed and interpreted in accordance with the plain meaning of its language, and not for or against any Party, and as a whole, giving effect to all the terms, conditions and provisions hereof.  Whenever the context may require, any provisions used in this Royalty Agreement shall include the corresponding masculine, feminine, or neuter forms.

c.                                       Headings.  The headings in this Royalty Agreement are for reference only and shall not affect the interpretation of this Royalty Agreement.

d.                                      Severability.  If any provision of this Royalty Agreement is held invalid or unenforceable, such decision shall not affect the validity or enforceability of any other provision of this Royalty Agreement, all of which other provisions shall remain in full force and effect.

e.                                       Merger.  This Royalty Agreement amends the Purchase Agreement and the Closing Agreement and except for the Purchase Agreement and Closing Agreement contains the entire agreement between the Parties with respect to the transactions contemplated hereby, and supersedes all other prior negotiations, agreements, representations, warranties, commitments, whether in writing or oral.  Except as otherwise provided in Section 3.e, this Royalty Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto.  In the event of a conflict between the terms and provisions of the Royalty Agreement and the terms and provisions of the Original Agreement the First Amendment, and the Second Amendment the terms and provisions of this Royalty Agreement shall govern.

f.                                        Successors and Assigns.  This Royalty Agreement shall run with the land and be binding upon the successors and assigns of the Company as owners of any of the land or real property interests described as the Apache Lands or the Replacement Areas and any other lands or real property interests that become subject to this Royalty Agreement pursuant to Section 3.e, and shall inure to the benefit of Grandhaven and its successors and assigns.

g.                                       Waiver.  No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving.  No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Royalty Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

h.                                      Governing Law; Submission to Jurisdiction; Attorneys’ Fees.  This Royalty Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona without giving effect to any choice or conflict of law provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Arizona.  The Parties consent to the sole and exclusive jurisdiction and venue in the Federal or State courts in Arizona, and agree that all disputes based on or arising out of this Royalty Agreement shall only be submitted to and determined by said courts, which shall have sole and exclusive jurisdiction.  In any dispute arising out of or relating to this Agreement, the prevailing Party shall be entitled to recover from the other Party court costs and reasonable attorneys’ fees.

i.                                          Counterparts.  This Royalty Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.

j.                                         Rule Against Perpetuities.  The parties intend that any right, interest option or estate in property created hereunder or pursuant hereto be construed as not subject to any common law or statutory rule against perpetuities.  In the event that any common law or statutory rule against perpetuities is held to apply to any such right, interest, option or estate, notwithstanding any other provision of this Royalty Agreement, if such right, interest, option or estate in property conveyed by this Royalty Agreement does not vest upon the date hereof, such right, interest or estate shall vest, if at all, within twenty-one years less 10 days after the death of the last surviving descendant of Joseph P. Kennedy (the late father of the former President of the United States), who is living on the earlier of the date of this Royalty Agreement or the date this Royalty Agreement is first executed by one of the parties hereto.  Notwithstanding the limitation in the preceding sentence, the parties agree and intend that a court finding any common law or statutory rule against perpetuities applicable shall reform such right, interest, option or estate so that such right, interest, option or estate is exercisable for the longest period permissible under such rule, including such longer time as may be authorized by the Arizona Statutory Rule Against Perpetuities, if by such reformation such right, interest, option or estate would be exercisable for a period longer than that provided in the preceding sentence.

k.                                      Further Assurances.  The Company hereby covenants that from time to time it will execute upon request by Grandhaven additional assignments and deeds necessary to properly convey, create and maintain the Royalty as to the entire Apache Lands, including any lands and other real property interests acquired after the date of this Royalty Agreement under any amendment, modification, substitution or renewal of any Underlying Agreement covering the land and other real property interests described on Parts I and II of Exhibit “A,” or any purchase or exchange of such land and other real property interests, and any Exchanged Royalty Interests or interests in Replacement Areas as described in Section 3.e.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Royalty Agreement as of the date first set forth above.

THE COMPANY:

APACHE COUNTY LAND & RANCH, LLC
a Nevada limited liability company

By:	/s/ Gregory Dangler
Name:	Gregory Dangler
Title	President

State of California	)
) SS.
County of Los Angeles	)

On                           , 2014 before me,                                                                                                                               personally appeared                                                                                            who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	(Seal)

GRANDHAVEN:

GRANDHAVEN ENERGY, LLC,
a Wisconsin limited liability company

By:	/s/ Conway J. Schatz
Name:	Conway J. Schatz
Title:	Vice President

State of Colorado	)
) SS.
City and County of Denver	)

On                                 , 2014, the foregoing instrument was acknowledged before me by Conway J. Schatz, as Vice President of Grandhaven Energy, LLC, a Wisconsin limited liability company, on behalf of the company.

Signature		(Seal)
Notary Public

My commission expires:

EXHIBIT A

Part I

Mineral Leases and Fee Mineral Interests

Subject to 2.1% Royalty Interests

Apache County, Arizona

Parcel No. 1:

The Southeast quarter of the Southwest quarter and the South half of the North half of the Northwest quarter of the Southwest quarter of Section 3, Township 17 North, Range 26 East, of the Gila Salt River Base and Meridian, Apache County, Arizona;

EXCEPT ½ all oil, gas, coal and other hydrocarbon substances as reserved in Deed recorded in Docket 14, page 556, records of Apache County, Arizona.

Parcel No. 2:

The Northwest quarter of the Southwest quarter of Section 9, Township 17 North, Range 26 East, of the Gila Salt River Base and Meridian, Apache County, Arizona;

EXCEPT all oil, gas, coal or other hydro-carbon substances and all minerals whatsoever as reserved in Deed recorded in Docket 143, page 512, records of Apache County, Arizona.

Parcel No. 12:

The South half of the Northwest quarter of the Southwest quarter of Section 3, Township 17 North, Range 26 East, of the Gila Salt River Base and Meridian, Apache County, Arizona; (also known as the South half of Parcel 729)

EXCEPT all oil, gas, coal or other hydro-carbon substances and all minerals whatsoever as reserved in Deed recorded in Docket 143, page 512, records of Apache County, Arizona.

Parcel No. 17:

The Northwest quarter of the Northwest quarter of Section 9, Township 17 North, Range 26 East, of the Gila Salt River Base and Meridian, Apache County, Arizona;

EXCEPT all oil, gas, coal or other hydro-carbon substances and all minerals whatsoever as reserved in Deed recorded in Docket 143, page 512, records of Apache County, Arizona.

Parcel No. 22:

The Southwest quarter of the Southwest quarter of Section 3, Township 17 North, Range 26 East of the Gila Salt River Base and Meridian, Apache County, Arizona;

EXCEPT oil, gas and minerals as reserved in Deed recorded in Docket 14, page 556, records of Apache County, Arizona.

EXHIBIT A

Part II

Mineral Leases and Fee Mineral Interests

Subject to 1% Royalty Interest

Apache County, Arizona

Parcel No. 1:

The Northwest quarter of the Southeast quarter;  the Southwest quarter of the Southeast quarter; the Northeast quarter of the Southwest quarter of Section 3, Township 17 North, Range 26 East, of the Gila Salt River Base and Meridian, Apache County, Arizona;

EXCEPT ½ all oil, gas, coal and other hydrocarbon substances as reserved in Deed recorded in Docket 14, page 556, records of Apache County, Arizona.

Parcel No. 3:

The Northeast quarter of the Northeast quarter of Section 1, Township 17 North, Range 26 East, of the Gila Salt River Base and Meridian, Apache County, Arizona;

EXCEPT all mineral and mineral rights in, on or under said land, including, but not limited to oil, gas, coal, uranium, thorium or any other minerals, which are or may be determined to be essential in the production of fissionable materials.

Parcel No. 4:

The Northeast quarter of the Southwest quarter of Section 1, Township 17 North, Range 26 East, of the Gila Salt River Base and Meridian, Apache County;

EXCEPT all oil, gas, coal and hydrocarbon substances as reserved in Deed recorded in Book 6 of Deeds, page 282, records of Apache County, Arizona;

EXCEPT ½ oil, gas, coal and hydrocarbon substances as reserved in Deed recorded in Book 14 of Deeds, page 556, records of Apache County, Arizona;

EXCEPT 50% minerals, gas and other substances as reserved in Deed recorded in Docket 165, page 319, records of Apache County, Arizona;

EXCEPT mineral and mineral rights as reserved in Deed recorded in Docket 185, page 126 and Docket 195, page 231, records of Apache County, Arizona.

Parcel No 5:

The Southeast quarter of the Southeast quarter of Section 1, Township 17 North, Range 26 East, of the Gila Salt River Base and Meridian, Apache County;

EXCEPT all oil, gas, coal and hydrocarbon substances as reserved in Deed recorded in Book 6 of Deeds, page 282, records of Apache County, Arizona;

EXCEPT ½ oil, gas, coal and hydrocarbon substances as reserved in Deed recorded in Book 14 of Deeds, page 556, records of Apache County, Arizona;

EXCEPT 50% minerals, gas and other substances as reserved in Deed recorded in Docket 165, page 319, records of Apache County, Arizona;

EXCEPT mineral and mineral rights as reserved in Deed recorded in Docket 185, page 126 and Docket 195, page 231, records of Apache County, Arizona.

Parcel No. 6:

The Northwest quarter of the Northwest quarter of Section 1, Township 17 North, Range 26 East, of the Gila Salt River Base and Meridian, Apache County, Arizona;

EXCEPT all oil, gas, coal and other hydrocarbon substances and all minerals whatsoever found or which may hereafter be found upon or under said land as reserved by previous owners.

Parcel No. 7:

The Southwest quarter of the Northwest quarter of Section 1, Township 17 North, Range 26 East, of the Gila Salt River Base and Meridian, Apache County, Arizona;

EXCEPT all oil, gas, coal and other hydrocarbon substances and all minerals whatsoever found or which may hereafter be found upon or under said land as reserved by previous owners.

Parcel No. 8:

The Southeast quarter of the Northeast quarter of Section 1, Township 17 North, Range 26 East, of the Gila Salt River Base and Meridian, Apache County;

EXCEPT all oil, gas, coal and hydrocarbon substances as reserved in Deed recorded in Book 6 of Deeds, page 282, records of Apache County, Arizona;

EXCEPT ½ oil, gas, coal and hydrocarbon substances as reserved in Deed recorded in Book 14 of Deeds, page 556, records of Apache County, Arizona;

EXCEPT 50% minerals, gas and other substances as reserved in Deed recorded in Docket 165, page 319, records of Apache County, Arizona;

EXCEPT all mineral and mineral rights as reserved in Deed recorded in Docket 185, page 126 and Docket 195, page 231, records of Apache County, Arizona.

Parcel No. 9:

The East half of the Southwest quarter of the Northeast quarter of Section 3, Township 17 North, Range 26 East, of the Gila Salt River Base and Meridian, Apache County, Arizona;

EXCEPT all oil, gas, coal or other hydro-carbon substances and all minerals whatsoever as reserved in Deed recorded in Docket 143, page 512, records of Apache County, Arizona.

Parcel No. 10:

The East half of the Southwest quarter of the Northwest quarter and The South 528 feet of the West half of the Southwest quarter of the Northwest quarter of Section 3, Township 17 North, Range 26 East, of the Gila Salt River Base and Meridian, Apache County, Arizona;

EXCEPT all oil, gas, coal or other hydro-carbon substances and all minerals whatsoever as reserved in Deed recorded in Docket 143, page 512, records of Apache County, Arizona.

Parcel No. 11:

The North 792 feet of the West half of the Southwest quarter of the Northwest quarter of Section 3, Township 17 North, Range 26 East, of the Gila Salt River Base and Meridian, Apache County, Arizona;

EXCEPT all oil, gas, coal or other hydro-carbon substances and all minerals whatsoever as reserved in Deed recorded in Docket 143, page 512, records of Apache County, Arizona.

Parcel No. 13:

The Southeast quarter of the Southeast quarter of Section 3, Township 17 North, Range 26 East, of the Gila Salt River Base and Meridian, Apache County, Arizona; (also known as Parcel 733)

EXCEPT all oil, gas, coal or other hydro-carbon substances and all minerals whatsoever as reserved in Deed recorded in Docket 143, page 512, records of Apache County, Arizona.

Parcel No. 14:

The East half of the Northeast quarter of Southeast quarter and The South 528 feet of the West half of the Northeast quarter of the Southeast quarter of Section 3, Township 17 North, Range 26 East, of the Gila Salt River Base and Meridian, Apache County, Arizona;

EXCEPT all oil, gas, coal or other hydro-carbon substances and all minerals whatsoever as reserved in Deed recorded in Docket 143, page 512, records of Apache County, Arizona.

Parcel No. 15:

The North 729 feet of the West half of the Northeast quarter of the Southeast quarter of Section 3, Township 17 North, Range 26 East, of the Gila Salt River Base and Meridian, Apache County, Arizona;

EXCEPT all oil, gas, coal or other hydro-carbon substances and all minerals whatsoever as reserved in Deed recorded in Docket 143, page 512, records of Apache County, Arizona.

Parcel No. 16:

The Southeast quarter of the Northeast quarter of Section 3, Township 17 North, Range 26 East, of the Gila Salt River Base and Meridian, Apache County, Arizona; (also known as  of Parcel 725)

EXCEPT all oil, gas, coal or other hydro-carbon substances and all minerals whatsoever as reserved in Deed recorded in Docket 143, page 512, records of Apache County, Arizona.

Parcel No. 18:

The Southeast quarter of the Southwest quarter of Section 31, Township 18 North, Range 28 East, of the Gila Salt River Base and Meridian, Apache County, Arizona;

EXCEPT all oil, gas, coal and minerals, whatsoever, already found or which may hereafter be found, upon or under said land as reserved in Deed recorded in Book 31 of Deeds, page 595, records of Apache County, Arizona.

Parcel No. 19:

The South half of the North half of the Southeast quarter and the South half of the Southeast quarter of Section 33, Township 18 North, Range 28 East, of the Gila Salt River Base and Meridian, Apache County, Arizona;

EXCEPT all oil, gas, coal and minerals, whatsoever, already found or which may hereafter be found, upon or under said land as reserved in Deed recorded in Book 31 of Deeds, page 595, records of Apache County, Arizona.

Parcel No. 20:

The Southeast quarter of the Southeast quarter of Section 33, Township 18 North, Range 26 East of the Gila and Salt River Base and Meridian, Apache County, Arizona;

EXCEPT all oil, gas, coal and other hydrocarbon substances and all minerals whatsoever found or which may hereafter be found upon or under said land as reserved or conveyed by out prior owners.

Parcel No. 21:

The Southeast quarter of the Southwest quarter of Section 31, Township 18 North, Range 28 East, of the Gila and Salt River Base and Meridian, Apache County, Arizona;

EXCEPT all oil, gas, coal and minerals, whatsoever, already found or which may hereafter be found, upon or under said land as reserved in Deed recorded in Book 31 of Deeds, page 595, records of Apache County, Arizona.

Exhibit B

Exchange Royalty Interest Area

Apache and Navajo Counties, AZ

Township	Range
19N	24E
18N	24E
17N	24E
16N	24E
15N	24E
19N	25E
18N	25E
17N	25E
16N	25E
15N	25E
20N	26E
19N	26E
18N	26E
17N	26E
16N	26E
19N	27E
18N	27E

B-1